CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IIM Global Corporation

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 2 to Form S-1, SEC File No. 333- 193924, of our report dated April 14, 2014, relating to our audits of the consolidated balance sheets of IIM Global Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended.  Our report dated April 14, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 26, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com